Exhibit 32.1
SECTION 1350 CERTIFICATION
OF CHIEF EXECUTIVE OFFICER
Constellation Brands, Inc.
Form 10-Q for Fiscal Quarter Ended May 31, 2012
In connection with the Constellation Brands, Inc. Quarterly Report on Form 10-Q for the Fiscal Quarter Ended May 31, 2012, I, Robert Sands, certify pursuant to 18 U.S.C. Section 1350 that, to the best of my knowledge:
1.    The Quarterly report on Form 10-Q for the Fiscal Quarter Ended May 31, 2012 of Constellation Brands, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and
2.    The information contained in the periodic report on Form 10-Q for the Fiscal Quarter Ended May 31, 2012 of Constellation Brands, Inc. fairly presents, in all material respects, the financial condition and results of operations of Constellation Brands, Inc.

Dated:	July 10, 2012	/s/ Robert Sands
Robert Sands, President and Chief Executive Officer